Exhibit 99.1

FOR IMMEDIATE RELEASE

Norfolk Southern reports second quarter 2022 results

ATLANTA, July 27, 2022– Norfolk Southern Corporation (NYSE: NSC) today announced second quarter 2022 financial results which included quarterly records for railway operating revenues, income from railway operations, and diluted earnings per share.

Second quarter railway operating revenue was $3.3 billion, income from railway operations was $1.3 billion, net income was $819 million, and diluted earnings per share was $3.45.

“The Norfolk Southern team was able to deliver solid financial performance in the second quarter, despite network fluidity challenges,” said Norfolk Southern President and Chief Executive Officer Alan H. Shaw. “We remain steadfast in our commitment to service recovery. In the quarter, we made considerable progress on staffing, and launched our TOP|SPG operating model, both of which are foundational to achieving our targeted service levels and long-term growth strategy. Already we are seeing visible upticks in qualified employees and train speeds as a result of these initiatives, and we expect to see further progress on service recovery in the months ahead.”

Second Quarter Summary

•	Railway operating revenues of $3.3 billion were an all-time quarterly record, up 16%, or $451 million, compared with second quarter 2021, driven by a 20% increase in revenue per unit.

•	Railway operating expenses were $2.0 billion, an increase of 21%, or $347 million, compared with the same period last year due to higher fuel prices, lower property sales, and increased costs from inflation and service challenges.

•	Income from railway operations was a record of $1.3 billion, an increase of 9%, or $104 million, year-over-year.

•	The railway operating ratio was 60.9%.

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About Norfolk Southern

Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies, moving the goods and materials that drive the U.S. economy. Norfolk Southern connects customers to markets and communities to economic opportunity, with safe, reliable, and sustainable shipping solutions. The company’s service area includes 22 states and the District of Columbia, every major container port in the eastern United States, and a majority of the U.S. population and manufacturing base.

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